PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291035

Digital Brands Group, Inc.

1,721,000 Shares of Common Stock

This prospectus relates to the offering and resale by the selling stockholders (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) identified herein of up to 1,721,000 shares (the “Shares”) of common stock, $0.0001 par value (the “Common Stock”), of Digital Brands Group, Inc. (the “Company”, “we”, “us” or “our”), which Shares consist of:

(i)	285,714 shares of Common Stock (the “AAA Shares”) issuable to AAA Tuscaloosa, LLC, an Alabama limited liability company (“AAA”), pursuant to that certain Exclusive Private Label Manufacturing Agreement, dated July 16, 2025, between the Company and AAA (the “AAA Agreement”);

(ii)	857,143 shares of Common Stock (the “Rallytown Shares”) issuable to Rallytown, LLC, a Delaware limited liability company, formerly known as Traffic Holdco, LLC (“Rallytown”), pursuant to that certain Exclusive Private Label Manufacturing Agreement, dated July 16, 2025, between the Company and Rallytown (the “Rallytown Agreement”);

(iii)	11,373 shares of Common Stock (the “July Crimson Tide Shares”) issuable to Crimson Tide Sports Marketing, LLC (“Crimson Tide”) pursuant to that certain Marketing and Sponsorship Agreement, dated July 23, 2025, between the Company and Crimson Tide (the “July Crimson Tide Agreement”);

(iv)	24,477 shares of Common Stock issuable to Crimson Tide (the “October Crimson Tide Shares”) pursuant to that certain Marketing and Sponsorship Agreement, dated October 3, 2025, between the Company and Crimson Tide (the “October Crimson Tide Agreement” and together with the July Crimson Tide Agreement, the “Crimson Tide Agreements”);

(v)	385,107 shares of Common Stock (the “Grove Collective Shares”) issuable to The Grove Collective, LLC (“Grove Collective”) pursuant to that certain Exclusive Private Label Manufacturing Agreement, dated November 19, 2025, between the Company and the Grove Collective (the “Grove Collective Agreement”); and

(vi)	157,186 shares of Common Stock (the “Buffalo Sports Shares,” and together with the AAA Shares, the Rallytown Shares, the Crimson Tide Shares, and the Grove Collective Shares, collectively the “Shares”) issuable to Buffalo Sports Properties, LLC (“Buffalo Sports,” and together with AAA, Rallytown, Crimson Tide, and Grove Collective, collectively, the “Selling Stockholders”) pursuant to that certain Marketing and Sponsorship Agreement, dated effective December 1, 2025, between the Company and Buffalo Sports (the “Buffalo Sports Agreement,” and together with the AAA Agreement, the Rallytown Agreement, the Crimson Tide Agreements, and the Grove Collective Agreement, collectively, the “Selling Stockholders’ Agreements”).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Shares in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 10 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Our Common Stock is currently quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DBGI.” On December 16, 2025, the closing price of our Common Stock as reported on the Nasdaq was $9.57 per share.

The Selling Stockholders may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

Our Business

Digital Brands is a curated collection of lifestyle brands, including Bailey, DSTLD, Stateside, Sundry and Avo, that offers a variety of apparel products through direct-to- consumer and wholesale distribution. Our complementary brand portfolio provides us with the unique opportunity to cross merchandise our brands. We aim for our customers to wear our brands head to toe and to capture what we call “closet share” by gaining insight into their preferences to create targeted and personalized content specific to their cohort. Operating our brands under one portfolio provides us with the ability to better utilize our technological, human capital and operational capabilities across all brands. As a result, we have been able to realize operational efficiencies and continue to identify additional cost saving opportunities to scale our brands and overall portfolio.

Our portfolio currently consists of four significant brands:

●	Bailey combines beautiful, luxe fabrics and on-trend designs to create sophisticated ready-to-wear capsules for women on-the-go. Designing for real life, this brand focuses on feeling and comfort rather than how it looks on a runway. Bailey is primarily a wholesale brand, which we intend to transition to a digital, direct-to-consumer brand.

●	DSTLD offers stylish high-quality garments without the luxury retail markup valuing customer experience over labels. DSTLD is primarily a digital direct-to-consumer brand, to which we recently added select wholesale retailers to generate brand awareness.

●	Stateside is an elevated, America first brand with all knitting, dyeing, cutting and sewing sourced and manufactured locally in Los Angeles. The collection is influenced by the evolution of the classic t-shirt offering a simple yet elegant look. Stateside is primarily a wholesale brand that we intend to transition to a digital, direct-to-consumer brand.

●	Sundry offers distinct collections of women’s clothing, including dresses, shirts, sweaters, skirts, shorts, athleisure bottoms and other accessory products. Sundry’s products are coastal casual and consist of soft, relaxed and colorful designs that feature a distinct French chic, resembling the spirits

●	Avo is a women’s essential brand that will offer t-shirts, sweats, dresses, sweaters and athleisure. Avo eliminates the wholesale mark-up, so its products have a sharper price point. Avo also offers larger discounts when the customer bundles multiple products to their cart, which allows Avo to leverage its shipping and fulfillment costs. Avo leverages the Company’s current design and supply chain infrastructure, so we use similar or the same fabrics and contractors for Avo that we do for our other brands.

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We believe that successful apparel brands sell in all revenue channels. However, each channel offers different margin structures and requires different customer acquisition and retention strategies. We were founded as a digital-first retailer that has strategically expanded into select wholesale and direct retail channels. We strive to strategically create omnichannel strategies for each of our brands that blend physical and online channels to engage consumers in the channel of their choosing. Our products are sold direct-to-consumers principally through our websites and our own showrooms, but also through our wholesale channel, primarily in specialty stores and select department stores. With the continued expansion of our wholesale distribution, we believe developing an omnichannel solution further strengthens our ability to efficiently acquire and retain customers while also driving high customer lifetime value.

We believe that by leveraging a physical footprint to acquire customers and increase brand awareness, we can use digital marketing to focus on retention and a very tight, disciplined high value new customer acquisition strategy, especially targeting potential customers lower in the sales funnel. Building a direct relationship with the customer as the customer transacts directly with us allows us to better understand our customer’s preferences and shopping habits. Our experience as a company originally founded as a digitally native-first retailer gives us the ability to strategically review and analyze the customer’s data, including contact information, browsing and shopping cart data, purchase history and style preferences. This in turn has the effect of lowering our inventory risk and cash needs since we can order and replenish product based on the data from our online sales history, replenish specific inventory by size, color and SKU based on real times sales data, and control our mark-down and promotional strategies versus being told what mark downs and promotions we have to offer by the department stores and boutique retailers.

We define “closet share” as the percentage (“share”) of a customer’s clothing units that (“of closet”) she or he owns in her or his closet and the amount of those units that go to the brands that are selling these units. For example, if a customer buys 20 units of clothing a year and the brands that we own represent 10 of those units purchased, then our closet share is 50% of that customer’s closet, or 10 of our branded units divided by 20 units they purchased in entirety. Closet share is a similar concept to the widely used term wallet share, it is just specific to the customer’s closet. The higher our closet share, the higher our revenue as higher closet share suggests the customer is purchasing more of our brands than our competitors.

We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value (“LTV”) while increasing new customer growth. We define Lifetime Value or LTV as an estimate of the average revenue that a customer will generate throughout their lifespan as our customer. This value/revenue of a customer helps us determine many economic decisions, such as marketing budgets per marketing channel, retention versus acquisition decisions, unit level economics, profitability and revenue forecasting.

Recent Developments

Selling Stockholders’ Agreements

AAA Tuscaloosa, LLC

On July 21, 2025, the Company signed and entered into that certain Exclusive Private Label Manufacturing Agreement (the “AAA Agreement”) with a Selling Stockholder, AAA Tuscaloosa, LLC (“AAA”). Although the AAA Agreement has a stated effective date of July 16, 2025, it became a binding obligation of the Company upon becoming fully executed by the parties on July 21, 2025. AAA is acting as the name, image, and likeness (“NIL”) marketing agent for student-athletes attending the University of Alabama. Pursuant to the terms of the AAA Agreement, AAA has engaged the Company to manufacture private label knit apparel products for the University of Alabama as set forth in the AAA Agreement, but excluding any and all jerseys, polo shirts, collared shirts, quarter zips, and t-shirts or sweatshirts featuring the NIL, or trademark owned by a student-athlete or any game-related or team-related content (the “AAA Exclusive Apparel Products”). Such AAA Exclusive Apparel Products, manufactured exclusively by the Company, are to be sold directly by AAA through its website and brick-and-mortar locations in Tuscaloosa, Alabama.

The Company has general discretion to develop designs, technical specifications, and prototypes for the AAA Exclusive Apparel Products and has agreed to use its best efforts to invest approximately $1,000,000 in its continued marketing, technology and product development by the end of 2025, with the majority of such investment to be deployed by the Company on digital ad spend, influencer marketing and related expenses.

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The AAA Agreement is for a term of 3-years (the “AAA Term”), with the option to renew for successive one-year terms. During the AAA Term, AAA has agreed to only engage the Company to produce the AAA Exclusive Apparel Products. In exchange, the Company agreed to issue AAA $1,000,000 worth of Common Stock for each year of the AAA Term, with an additional $1,000,000 of Common Stock issuable for each such one-year extension. The number of shares issued shall be based on the volume-weighted average price (“VWAP”) of the Common Stock, shall vest immediately upon issuance, and include a guaranteed make-whole provision for the first 15-months to guarantee the total dollar value of the shares, such that if the price of the Common Stock declines, the Company shall issue either additional shares of Common Stock or cash to make up such difference (the “Make Whole Guarantee”). Pursuant to the AAA Agreement, AAA assigned all of its voting interests with respect to all Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer (“CEO”).

Rallytown, LLC (f/k/a Traffic Holdco, LLC)

On July 21, 2025, the Company entered into that certain Exclusive Private Label Manufacturing Agreement (the “Rallytown Agreement”) with a Selling Stockholder, Traffic Holdco, LLC, which subsequently changed its name to Rallytown, LLC (“Rallytown”). While the Rallytown Agreement has a stated effective date of July 16, 2025, it became a binding obligation of the Company upon becoming fully executed by the parties on July 21, 2025. Rallytown is acting as the NIL marketing agent for many universities (the “University Clients”) and holds the necessary licenses (the “Local Licenses”) to grant exclusive manufacturing rights to produce apparel products bearing the University Clients’ logos and trademarks, and using student-athlete NIL for distribution as a local licensee of the University Clients.

Pursuant to the terms of the Rallytown Agreement, Rallytown engaged the Company to manufacture private label knit apparel products for the University Clients as set forth in the Rallytown Agreement, but excluding any and all jerseys, polo shirts, collared shirts, quarter zips, and t-shirts or sweatshirts featuring the NIL, or trademark owned by a student-athlete or any game-related or team-related content (the “University Client Exclusive Apparel Products”). Such University Client Exclusive Apparel Products, manufactured exclusively by the Company, are to be sold directly by the University Clients through their respective websites or any brick-and-mortar locations within close proximity to such University Clients.

Rallytown has guaranteed that at least three University Clients will grant the Company exclusive manufacturing rights with respect to University Client Exclusive Apparel Products, whereby each of the University Clients will enter into a private label manufacturing agreement (each, an “Authorized Manufacturing Agreement”) with the Company, with current plans to secure additional agreements from collegiate institutions, including, but not limited to, institutions from the Southeastern Conference and the Big Ten Conference.

The Company has general discretion to develop designs, technical specifications, and prototypes for the University Client Exclusive Apparel Products. In connection with the Company’s continued marketing, technology and product development initiatives, it has agreed to use its best efforts to invest approximately $1,000,000 during the first year of each Authorized Manufacturing Agreement it enters into with each University Client, with the majority of such investment to be deployed by the Company on digital ad spend, influencer marketing and related expenses.

The Rallytown Agreement is for a term of 3-years (the “Rallytown Term”), with the option to renew for successive one-year terms, and Rallytown has agreed to engage the Company on an exclusive basis to produce the University Client Exclusive Apparel Products during the Rallytown Term. In exchange, the Company agreed to issue Rallytown $1,000,000 worth of Common Stock, based on the WVAP, for each year of the Rallytown Term for each University Client that enters into an Authorized Manufacturer Agreement with the Company. Such shares will be issued to Rallytown up front for all 3 years of the Rallytown Term and are to be issued upon the signing of each subject Authorized Manufacturer Agreement. For example, if three University Clients enter into Authorized Manufacturer Agreements, the Company will issue $9,000,000 in Common Stock to Rallytown, or $3,000,000 worth of Common Stock per University Client.

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Crimson Tide Sports Marketing, LLC

On July 23, 2025, the Company entered into that certain Marketing and Sponsorship Agreement (the “July Crimson Tide Agreement”) with a Selling Stockholder, Crimson Tide Sports Marketing, LLC (“Crimson Tide”), relating to sponsorship and specific inventory items with respect to the University of Alabama, solely with respect to its athletic department as set forth in the July Crimson Tide Agreement. As partial consideration for Crimson Tide’s exclusive engagement and continued relationship pursuant to the July Crimson Tide Agreement, the Company agreed to Crimson Tide $150,000 worth of Common Stock (the “July Crimson Tide Shares”).

The July Crimson Tide Agreement is for a term of one year and includes a make-whole guarantee whereby the Company agreed to guarantee the dollar value of the July Crimson Tide Shares by granting to Crimson Tide a make-whole guarantee that would require the Company to issue additional shares of Common Stock to Crimson Tide in the event the price of the Common Stock declines during the first 15 months of the July Crimson Tide Agreement (the “July Crimson Tide Make-Whole Guarantee”). The July Crimson Tide Make-Whole Guarantee is payable by the Company in either additional shares of Common Stock or cash.

On October 3, 2025, the Company entered into that certain Marketing and Sponsorship Agreement (the “October Crimson Tide Agreement” and together with the October Crimson Tide Agreement, the “Crimson Tide Agreements”) with Crimson Tide, relating to sponsorship and specific inventory items with respect to the University of Alabama, solely with respect to its athletic department as set forth in the October Crimson Tide Agreement. As partial consideration for Crimson Tide’s exclusive engagement and continued relationship pursuant to the October Crimson Tide Agreement, the Company agreed to Crimson Tide $180,000 worth of Common Stock (the “October Crimson Tide Shares” and together with the July Crimson Tide Shares, the “Crimson Tide Shares”).

The October Crimson Tide Agreement is for a term of one year and includes a make-whole guarantee whereby the Company agreed to guarantee the dollar value of the October Crimson Tide Shares by granting to Crimson Tide a make-whole guarantee that would require the Company to issue additional shares of Common Stock to Crimson Tide in the event the price of the Common Stock declines during the first 15 months of the October Crimson Tide Agreement (the “October Crimson Tide Make-Whole Guarantee”). The October Crimson Tide Make-Whole Guarantee is payable by the Company in either additional shares of Common Stock or cash.

The Grove Collective, LLC

On November 19, 2025, the Company entered into that certain Exclusive Private Label Manufacturing Agreement (the “Grove Collective Agreement”) with The Grove Collective, LLC (“Grove Collective”). Grove Collective is acting as the NIL marketing agent for student-athletes attending the University of Mississippi. Pursuant to the terms of the Grove Collective Agreement, Grove Collective has engaged the Company to manufacture private label knit apparel products for the University of Mississippi as set forth in the Grove Collective Agreement, but excluding any and all jerseys, polo shirts, collared shirts, quarter zips, and t-shirts or sweatshirts featuring the NIL, or trademark owned by a student-athlete or any game-related or team-related content (collectively, the “Grove Collective Exclusive Apparel Products”). Such Grove Collective Exclusive Apparel Products, manufactured exclusively by the Company, are to be sold directly by Grove Collective through its website (www.thegrovecollective.com) or any future brick and mortar locations in Mississippi.

The Company has general discretion to develop designs, technical specifications, and prototypes for the Grove Collective Exclusive Apparel Products and has agreed to use its best efforts to (i) invest approximately $500,000 per year, for 3 years, to the specific student-athlete funds as directed by Grove Collective, and (ii) spend, at the Company’s direction, $500,000 per year on digital ad spend, influencer marketing, and related expenses.

The Grove Collective Agreement is for a term of 3-years (the “Grove Collective Term”), with the option to renew for successive one-year terms, and during the Grove Collective Term, Grove Collective has agreed to only engage the Company to produce the Grove Collective Exclusive Apparel Products. In exchange, the Company agreed to issue Grove Collective $3,000,000 worth of Common Stock (the “Grove Collective Shares”), representing the consideration payable by the Company to Grove Collective for the 3-year Grove Collective Term. In the event the Grove Collective Term is extended, the Company shall issue Grove Collective an additional $1,000,000 worth of Common Stock for each such one-year extension. The number of additional shares to be issued, if any, shall is based on the VWAP of the Common Stock for the 5-day period ending one day prior to the date of issuance. The Grove Collective Agreement also provides that, for the first 15-months of the Grove Collective Term, if the trading price of the Common Stock declines, the Company will either issue additional shares of Common Stock, or pay cash, to Grove Collective to make up such difference.

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The Company agreed to file a registration statement with the SEC covering the resale of the Grove Collective Shares by January 2, 2026. Pursuant to the Grove Collective Agreement, Grove Collective assigned all of its voting interests with respect to all Grove Collective Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer.

Buffalo Sports Properties, LLC

On December 3, 2025, the Company closed on that certain Marketing and Sponsorship Agreement (the “Buffalo Sports Agreement,” and together with the AAA Agreement, the Rallytown Agreement, the Crimson Tide Agreements, and the Grove Collective Agreement, collectively, the “Selling Stockholders’ Agreements) with Buffalo Sports Properties, LLC (“Buffalo Sports,” and together with AAA, Rallytown, Crimson Tide, and Grove Collective, collectively, the “Selling Stockholders”), pursuant to which Buffalo Sports agreed to provide the Company certain benefits with respect to Company’s products at the University of Colorado, solely with respect to its athletics department, as set forth in the Buffalo Sports Agreement (the “Colorado Benefits”). While the Buffalo Sports Agreement is dated November 1, 2025 and has a stated effective date of December 1, 2025, the Buffalo Sports Agreement did not become a binding obligation of the Company until it was fully executed by the parties on December 3, 2025.

The Buffalo Sports Agreement is for a team of 3-years, beginning effective December 1, 2025 and ending December 31, 2028 (the “Buffalo Sports Term”). As consideration for Buffalo Sports providing the Colorado Benefits to the Company, the Company agreed to pay Buffalo Sports a sponsorship fee in the aggregate amount of $550,000 for each year of the Buffalo Sports Term (the “Buffalo Sports Sponsorship Fee”). The Buffalo Sports Sponsorship Fee consists of $350,000 payable in shares Common Stock (the “Buffalo Sports Shares,” and together with the AAA Shares, the Rallytown Shares, the Crimson Tide Shares, and the Grove Collective Shares, collectively the “Shares”), and $200,000 in cash for each year of the Bufalo Sports Term. The Bufalo Sports Shares are subject to a guaranteed make-whole provision for 18-months to guarantee the total dollar value of the Bufalo Sports Shares, such that if the price of the Common Stock declines, the Company shall issue either additional shares of Common Stock, or cash, to Buffalo Sports to make up such difference. Additionally, the Company agreed to pay to Buffalo Sports 7% of the gross revenue generated by the Company under its separate licensing agreement with the University of Colorado (the “Revenue Share”), which Revenue Share is to be used as a fund to secure University of Colorado NIL activities.

The Company agreed to file a registration statement covering the resale of the Bufalo Sports Shares by January 17, 2026. Pursuant to the Agreement, Buffalo Sports assigned all of its voting interests with respect to all Bufalo Sports Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer.

Limited Tariff Exposure

The Company produces the vast majority of its products in Los Angeles, with the exception of sweaters. As a result, over 90% of its products are Made in the USA, which significantly limits the Company’s exposure to tariff impositions or increases, or potential tariff impositions or increases, on imported goods. This domestic production strategy has proven to be a competitive advantage, particularly in the first half of 2025, when increased China-related tariffs impacted the broader apparel industry. While many competitors were forced to raise prices in both retail and wholesale channels to offset tariff-driven cost increases on imported goods, the Company’s brands maintained stable pricing. This allowed the Company to preserve margin integrity and potentially gain wholesale market share, as customers sought more consistent and competitively priced domestic supply alternatives. Management believes this will continue to serve as a meaningful advantage for the Company’s online and wholesale segments moving forward.

No Exposure to de-Minimis

The Company does not use and has never used the “de minimis” exemption. The “de minimis” provision, which allowed duty-free entry for low-value imports (under $800), has been overturned for goods from China and Hong Kong, effective May 2, 2025. This means that goods imported from these countries, even if under the $800 threshold, will now be subject to tariffs.

A significant number of e-commerce retailers relied on the de minimis exemption, which the Company believes will require them to significantly increase their prices or to experience a significant decline in gross margin and profitability. The Company believes this change in the de minimis policy should reduce the number of online apparel brands, and create a less crowded marketplace.

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Series D Preferred Stock Offering

In August 2025, the Company completed the initial closing of a private investment in public equity (PIPE) offering, issuing approximately 14,031.25 shares of Series D Convertible Preferred Stock, par value $0.0001 per share, with a stated value of $1,000 per share, for gross cash proceeds of approximately $11.2 million (aggregate stated value of $14.0 million). The shares are convertible into common stock at a price equal to 80% of the lowest closing price of the Company’s common stock for the five trading days immediately preceding the conversion date, subject to ownership limitations.

In September 2025, pursuant to an amendment to the original agreement, the Company issued an additional 1,875 Series D Preferred shares to an investor for gross proceeds of $1.5 million, increasing the stated value to $1,150 per share (aggregate stated value of $2.16 million).

The Company is required to hold the proceeds from the offering in a segregated bank account, with 50% released upon the second closing and the remaining 50% to be released upon satisfaction of the following conditions: (i) shareholder approval of the reverse stock split and 20% rule, and (ii) SEC effectiveness of the resale registration statement.

The Series D Preferred Stock carries a conversion feature into common stock, subject to Nasdaq ownership limitations, and was issued at a discount, resulting in aggregate gross proceeds of $12.7 million before deducting offering costs.

Corporate Information

We were organized in Delaware in January 2013 under the name Denim.LA, Inc., and changed our name to Digital Brands Group, Inc. in December 2020. Our corporate offices are located at 1400 Lavaca Street, Austin, Texas 78701. Our telephone number is (209) 651-0172. Our website is www.digitalbrandsgroup.co. None of the information on our website or any other website identified herein is part of this prospectus.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 1,721,000 Shares of Common Stock by the Selling Stockholders.

Issuer	Digital Brands Group, Inc.

Securities offered by the Selling Stockholders	Up to 1,721,000 Shares issued to the Selling Stockholders pursuant to the Selling Stockholders’ Agreements.

Common Stock Outstanding Prior to this Offering (1)	8,188,336 shares of Common Stock.

Common Stock to be Outstanding after this Offering (1)	8,188,336 shares of Common Stock.

Offering Price	The Selling Stockholders may sell all or a portion of the Shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Quotation	Our Common Stock is quoted on Nasdaq under the symbol “DBGI”.

Risk Factors	An investment in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)	The number of shares of Common Stock to be outstanding after this Offering is based on 8,188,336 shares of Common stock Outstanding as of December 16, 2025, but excludes the following as of such date:

●	shares of Common Stock issuable upon conversion of the 15,906.25 issued and outstanding shares of Series D Convertible Preferred Stock;

●	33,091,095 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.17, which includes 20,555 Series A-1 Warrants at an exercise price of $144 per share which expire on November 7, 2029, as well as 2,068,965 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants at an exercise price of $0.01 as of December 16, 2025;

●	30 shares of Common Stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $452,500 per share; and

●	3,968 shares of Common Stock in aggregate reserved for issuance under our 2020 Omnibus Incentive Stock Plan.

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RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. We have also identified a number of these factors under the heading “Risk Factors” in our periodic reports we file with the SEC, including our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), which section is incorporated by reference herein. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to This Offering

The Selling Stockholders may sell their Shares in the open market, which may cause the price of our Common Stock to decline.

The Selling Stockholders may sell their Shares being registered in this offering in the public market. That means that up to 1,721,000 shares of Common Stock, the number of Shares being registered in this offering for sale by the Selling Stockholders, may be sold in the public market. Such sales will likely cause the price of our Common Stock to decline.

Sale of our Common Stock by the Selling Stockholders could encourage short sales by third parties, which could contribute to the further decline of the price of our Common Stock.

The significant downward pressure on the price of our Common stock caused by the sale of the Shares by the Selling Stockholders’, which could amount to material amounts of Common Stock, could encourage short sales by third parties. Such an event could place further downward pressure on the price of our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Shares for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer the Shares at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

We are registering the Shares in order to permit the Selling Stockholders to offer these Shares for resale from time to time. Except for the investment in the Shares being registered hereunder, the Selling Stockholders have not had any material relationship with us within the past three years.

We have entered into the Selling Stockholders’ Agreements with the Selling Stockholders whereby we have agreed to file a registration statement for the registration of the Shares issued pursuant to the Selling Stockholders’ Agreements. The registration statement, of which this prospectus forms a part of, is being filed pursuant to the Selling Stockholders’ Agreements. For additional information regarding the issuances of those Shares, see “Recent Developments” under “Prospectus Summary” above.

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The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the Shares held by the Selling Stockholders. The second column lists the number of Shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the Shares, as of the date hereof. Unless otherwise noted, all Shares owned by the Selling Stockholders were acquired pursuant to the applicable Selling Stockholders’ Agreements. The third column lists the Shares being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Common Stock Owned Prior to Offering(1)(2)			Shares to be Offered		Common Stock Owned After Offering(3)
	Shares		Percent			Shares		Percent
AAA Tuscaloosa LLC(4)	285,714	(5)	3.49%	285,714	(6)	0	(7)	*	%
Rallytown, LLC(8)	857,143	(9)	10.47%	857,143	(10)	0	(11)	*	%
Crimson Tide Sports Marketing, LLC(12)	35,850	(13)	* %	35,850	(14)	0	(15)	*	%
The Grove Collective, LLC(16)	385,107	(17)	4.70%	385,107	(18)	0	(19)	*	%
Buffalo Sports Properties, LLC(20)	157,186	(21)	1.92%	157,186	(22)	0	(23)	*	%

* Less than 1%

Notes:

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of Common Stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.
(2)	Applicable percentage ownership is based on 8,188,336 shares of our Common Stock outstanding as of December 16, 2025.

(3)	Because the Selling Stockholders may offer and sell all, only some portion or none of the Shares being offered pursuant to this prospectus and may acquire additional shares of our Common Stock in the future, we can only estimate the number and percentage of shares of our Common Stock that the Selling Stockholder will hold upon termination of the Offering. The column titled “Common Stock Owned After Offering” assumes that the Selling Stockholders will sell all of its respective Shares and no other shares of our Common Stock are acquired or sold by the Selling Stockholders prior to completion of this Offering.

(4)	Everett C Powell III is the Managing Partner of AAA and may be deemed to have dispositive power over the securities owned by AAA. Pursuant to the AAA Agreement, AAA assigned all of its voting interests with respect to all AAA Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer. The address for AAA is 2121 14th Street, Tuscaloosa, Alabama 35401.

(5)	Includes the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 16, 2025, consisting of the 285,714 AAA Shares issuable to AAA pursuant to the AAA Agreement that are being registered for resale under this prospectus.

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(6)	Includes 285,714 AAA Shares issuable to AAA pursuant to the AAA Agreement that are being registered for resale under this prospectus.

(7)	Assumes the sale of all 285,714 AAA Shares registered pursuant to this prospectus by AAA.

(8)	Jay Ezelle is the incorporator and general counsel of Rallytown and may be deemed to have dispositive power over the securities owned by Rallytown. Pursuant to the Rallytown Agreement, Rallytown assigned all of its voting interests with respect to all Rallytown Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer. The address of Rallytown is 100 Brookwood Place, 7th Floor, Birmingham, Alabama 35209.

(9)	Includes the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 16, 2025, consisting of 857,143 Rallytown Shares issuable to Rallytown pursuant to the Rallytown Agreement that are being registered for resale under this prospectus.

(10)	Includes 857,143 Rallytown Shares issuable to Rallytown pursuant to the Rallytown Agreement that are being registered for resale under this prospectus.

(11)	Assumes the sale of all 857,143 Rallytown Shares registered pursuant to this prospectus by Rallytown.

(12)	Dan Holifield is the Vice President, Corporate Controller of Learfield Communications LLC and may be deemed to have dispositive power over the securities owned by Crimson Tide. Pursuant to the Crimson Tide Agreement, Crimson Tide assigned all of its voting interests with respect to all Crimson Tide Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer. The address of Crimson Tide is c/o Learfield Communications LLC, 5400 Lyndon B. Johnson Freeway, Suite 100, Dallas, Texas 75240.

(13)	Includes the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 16, 2025, consisting of 35,850 Crimson Tide Shares issuable to Crimson Tide pursuant to the Crimson Tide Agreement that are being registered for resale under this prospectus.

(14)	Includes 35,850 Crimson Tide Shares issuable to Crimson Tide pursuant to the Crimson Tide Agreement that are being registered for resale under this prospectus.

(15)	Assumes the sale of all 35,850 Crimson Tide Shares registered pursuant to this prospectus by Crimson Tide.

(16)	Walker Jones is the Executive Director of Grove Collective and may be deemed to have dispositive power over the securities owned by Grove Collective. Pursuant to the Grove Collective Agreement, Grove Collective assigned all of its voting interests with respect to all Grove Collective Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer. The address of Grove Collective is 405 Galeria Drive, Suite A, Oxford, Mississippi 38655.

(17)	Includes the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 16, 2025, consisting of 385,107 Grove Collective Shares issuable to Grove Collective pursuant to the Grove Collective Agreement that are being registered for resale under this prospectus.

(18)	Includes 385,107 Grove Collective Shares issuable to Grove Collective pursuant to the Grove Collective Agreement that are being registered for resale under this prospectus.

(19)	Assumes the sale of all 385,107 Grove Collective Shares registered pursuant to this prospectus by Grove Collective.

(20)	Dan Holifield is the Vice President, Corporate Controller of Learfield Communications LLC and may be deemed to have dispositive power over the securities owned by Buffalo Sports. Pursuant to Buffalo Sports Agreement, Buffalo Sports assigned all of its voting interests with respect to all Buffalo Sports Shares via proxy to John Hilburn Davis IV, the Company’s President and Chief Executive Officer. The address of Buffalo Sports is c/o Learfield Communications LLC, 5400 Lyndon B. Johnson Freeway, Suite 100, Dallas, Texas 75240.

(21)	Includes the number of shares of Common Stock beneficially owned by this Selling Stockholder as of December 16, 2025, consisting of 157,186 Buffalo Sports Shares issuable to Buffalo Sports pursuant to the Buffalo Sports Agreement that are being registered for resale under this prospectus.

(22)	Includes 157,186 Buffalo Sports Shares issuable to Buffalo Sports pursuant to the Buffalo Sports Agreement that are being registered for resale under this prospectus.

(23)	Assumes the sale of all 157,186 Buffalo Sports Shares registered pursuant to this prospectus by Buffalo Sports.

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PLAN OF DISTRIBUTION

The Selling Stockholders, and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the Shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholders may use any one or more of the following methods when selling its Shares:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Lucosky Brookman LLP.

EXPERTS

The audited financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, appearing in this prospectus and the registration statement, have been audited by Macias, Gini and O’Connell LLP, independent registered public accounting firm, as set forth in its report herein. Such financial statements have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this Prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in or omitted from this Prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this Prospectus forms a part prior to the effectiveness of the registration statement, and (ii) after the date of this Prospectus until the offering of the securities is terminated:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 9, 2025;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 14, 2025

●	our Current Reports on Form 8-K filed with the SEC on each of January 23, 2025, February 14, 2025, February 18, 2025, February 20, 2025, March 11, 2025, April 2, 2025, April 9, 2025, July 24, 2025, August 13, 2025, September 26, 2025, November 25, 2025, and December 9, 2025; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Shares made by this Prospectus and will become a part of this Prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this Prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Prospectus.

The information about us contained in this Prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Digital Brands Group, Inc., 1400 Lavaca Street, Austin, Texas 78701; (209) 651-0172.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

1,721,000 Shares of Common Stock

Digital Brands Group, Inc.

PROSPECTUS

December 17, 2025

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